KRONOS INTERNATIONAL, INC.

                       For the quarter ended June 30, 2002

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                                      INDEX




                                                                         Page
                                                                         ----
Financial Statements.

Consolidated Balance Sheets - June 30, 2002
  and December 31, 2001                                                   3-4

Consolidated Statements of Income - Three months and six
  months ended June 30, 2002 and 2001                                      5

Consolidated Statements of Comprehensive Income
  - Three months and six months ended
    June 30, 2002 and 2001                                                 6

Consolidated Statement of Redeemable Preferred Stock,
  Profit Participation Certificates and Common Stockholder's
  Equity (Deficit)  - Six months ended June 30, 2002                       7

Consolidated Statements of Cash Flows - Six
  months ended June 30, 2002 and 2001                                    8-9

Notes to Consolidated Financial Statements                               10-20

Management's Discussion and Analysis of Financial
   Condition and Results of Operations                                   21-31

Legal Proceedings                                                         31

                  KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                 (In thousands)



                                                          June 30,  December 31,
              ASSETS                                        2002        2001
                                                          --------  ------------

Current assets:
    Cash and cash equivalents ......................      $ 16,011      $ 30,343
    Restricted cash equivalents ....................         1,554          --
    Accounts and notes receivable ..................       101,280        87,422
    Receivable from affiliates .....................         3,404         1,134
    Refundable income taxes ........................         2,844         1,347
    Inventories ....................................       113,660       121,316
    Prepaid expenses ...............................         2,702         1,548
    Deferred income taxes ..........................           597           497
                                                          --------      --------

        Total current assets .......................       242,052       243,607
                                                          --------      --------

Other assets:
    Prepaid pension cost ...........................        18,174        14,696
    Other ..........................................        12,581         5,615
                                                          --------      --------

        Total other assets .........................        30,755        20,311
                                                          --------      --------

Property and equipment:
    Land ...........................................        23,695        20,996
    Buildings ......................................       109,384        96,874
    Machinery and equipment ........................       502,255       441,216
    Mining properties ..............................        58,069        48,167
    Construction in progress .......................         7,895         2,995
                                                          --------      --------
                                                           701,298       610,248
    Less accumulated depreciation and depletion ....       401,021       341,649
                                                          --------      --------

        Net property and equipment .................       300,277       268,599
                                                          --------      --------

                                                          $573,084      $532,517
                                                          ========      ========

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                                 (In thousands)


                                                     June 30,       December 31,
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)        2002              2001
                                                   -----------      ------------
Current liabilities:
    Notes payable ............................     $      --        $    46,201
    Current maturities of long-term debt .....           1,225            1,033
    Accounts payable and accrued liabilities .          92,465           78,846
    Payable to affiliates ....................           3,233            7,929
    Income taxes .............................           5,824            6,597
    Deferred income taxes ....................           1,732            1,530
                                                   -----------      -----------

        Total current liabilities ............         104,479          142,136
                                                   -----------      -----------

Noncurrent liabilities:
    Long-term debt ...........................         323,823            1,465
    Notes payable to Kronos, Inc. ............            --            480,363
    Deferred income taxes ....................          48,317           37,783
    Accrued pension cost .....................          18,644           18,696
    Other ....................................          12,474           11,846
                                                   -----------      -----------

        Total noncurrent liabilities .........         403,258          550,153
                                                   -----------      -----------


Minority interest ............................             336              284
                                                   -----------      -----------

Redeemable preferred stock and profit
  participation certificates .................         640,631          571,119
Accrued dividends ............................          54,150           46,290
                                                   -----------      -----------

        Total redeemable preferred stock and
          profit participation certificates ..         694,781          617,409
                                                   -----------      -----------

Common stockholder's equity (deficit):
    Common stock - $100 par value; 100,000
      shares authorized; 3,196 shares issued .             320              320
    Additional paid-in capital ...............       2,010,563        1,870,935
    Retained earnings (deficit) ..............      (1,736,573)      (1,774,150)
    Notes receivable from affiliates .........        (753,007)        (700,843)
    Accumulated other comprehensive loss:
    Currency translation adjustment ..........        (147,104)        (169,758)
    Pension liabilities ......................          (3,969)          (3,969)
                                                   -----------      -----------

        Total common stockholder's equity
          (deficit) ..........................        (629,770)        (777,465)
                                                   -----------      -----------

                                                   $   573,084      $   532,517
                                                   ===========      ===========

Commitments and contingencies (Notes 12 and 15)


          See accompanying notes to consolidated financial statements.
                                    - 4 -

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                 (In thousands)

                                     Three months ended          Six months ended
                                          June 30,                    June 30,
                                  -----------------------     -----------------------
                                    2002          2001          2002          2001
                                  ---------     ---------     ---------     ---------

Revenues and other income:
    Net sales ................    $ 146,145     $ 140,380     $ 285,714     $ 299,410
    Interest income from
      affiliates .............       10,262         9,170        19,157        15,891
    Insurance recoveries, net.         --           1,929          --           1,929
    Other income (loss), net .       19,135        (2,746)       18,930        (9,791)
                                  ---------     ---------     ---------     ---------

                                    175,542       148,733       323,801       307,439
                                  ---------     ---------     ---------     ---------

Costs and expenses:
    Cost of sales ............      113,945        93,917       224,668       199,200
    Selling, general and
      administrative .........       16,733        16,278        33,401        33,730
    Interest .................          997         1,071         1,697         2,232
    Interest expense to
      affiliates .............        8,925         8,025        18,699        13,875
                                  ---------     ---------     ---------     ---------

                                    140,600       119,291       278,465       249,037

        Income before income
          taxes and minority
          interest ...........       34,942        29,442        45,336        58,402

Income tax expense ...........        5,330         8,027         7,732        17,255
                                  ---------     ---------     ---------     ---------

        Income before minority
          interest ...........       29,612        21,415        37,604        41,147

Minority interest ............           17             4            27             9
                                  ---------     ---------     ---------     ---------

        Net income ...........       29,595        21,411        37,577        41,138

Dividends and accretion
  applicable to redeemable
  preferred stock and profit
  participation certificates .       (3,930)       (6,961)      (77,372)      (11,489)
                                  ---------     ---------     ---------     ---------

Net income (loss) available
  to common stock ............    $  25,665     $  14,450     $ (39,795)    $  29,649
                                  =========     =========     =========     =========

          See accompanying notes to consolidated financial statements.
                                    - 5 -

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (In thousands)


                                      Three months ended      Six months ended
                                           June 30,               June 30,
                                      -------------------   -------------------
                                        2002       2001       2002       2001
                                      --------   --------   --------   --------

Net income ........................   $ 29,595   $ 21,411   $ 37,577   $ 41,138
                                      --------   --------   --------   --------

Other comprehensive income
  (loss):

    Currency translation
      adjustment ..................     23,052      1,794     22,654     (1,217)
                                      --------   --------   --------   --------

        Total other
          comprehensive income
          (loss) ..................     23,052      1,794     22,654     (1,217)
                                      --------   --------   --------   --------


            Comprehensive income      $  52,647  $ 23,205   $ 60,231   $ 39,921
                                      =========  ========   ========   ========




          See accompanying notes to consolidated financial statements.
                                      - 6 -

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCK,
                      PROFIT PARTICIPATION CERTIFICATES AND
                      COMMON STOCKHOLDER'S EQUITY (DEFICIT)

                                       Six months ended June 30, 2002

                                               (In thousands)

                                   Redeemable            Common Stockholder's Equity (Deficit)
                                    preferred     -----------------------------------------------------
                                   stock and                                                  Notes
                                     profit                     Additional    Retained      receivable
                                   participation    Common       paid-in      earnings        from
                                   certificates     stock        capital      (deficit)     affiliates
                                  --------------    ------    ------------   -----------   ------------
Balance at December 31, 2001 ..   $   617,409      $    320   $ 1,870,935    $(1,774,150)  $  (700,843)

Net income ....................          --            --            --           37,577          --
Other comprehensive income ....          --            --            --             --            --
Change in notes receivable
  from affiliates .............          --            --            --             --         164,836
Preferred dividends and
  accretion ...................        77,372          --         (77,372)          --            --
Capital contribution ..........          --            --         217,000           --        (217,000)
                                  -----------      --------   -----------    -----------   -----------

Balance at June 30, 2002 ......   $   694,781      $    320   $ 2,010,563    $(1,736,573)  $  (753,007)
                                  ===========      ========   ===========    ===========   ===========


                                     Common Stockholder's Equity (Deficit)
                                  -------------------------------------------
                                       Accumulated other
                                      comprehensive loss            Total
                                  --------------------------       common
                                   Currency                     stockholder's
                                  translation      Pension         equity
                                   adjustment    liabilities      (deficit)
                                  -----------    -----------    -------------

Balance at December 31, 2001 ..   $  (169,758)   $    (3,969)   $  (777,465)

Net income ....................          --             --           37,577
Other comprehensive income ....        22,654           --           22,654
Change in notes receivable
  from affiliates .............          --             --          164,836
Preferred dividends and
  accretion ...................          --             --          (77,372)
Capital contribution ..........          --             --             --

                                  -----------    -----------    -----------

Balance at June 30, 2002 ......   $  (147,104)   $    (3,969)   $  (629,770)
                                  ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Six months ended June 30, 2002 and 2001

                                 (In thousands)

                                                            2002         2001
                                                          --------     --------
Cash flows from operating activities:
    Net income .......................................    $ 37,577     $ 41,138
    Depreciation, depletion and amortization .........      12,837       12,175
    Noncash currency transaction (gain) loss .........     (13,121)      14,992
    Noncash interest income from affiliates ..........     (18,254)     (13,815)
    Noncash interest expense to affiliates ...........       5,521         --
    Deferred income taxes ............................       5,096          604
    Minority interest ................................          27            9
    Net loss (gain) from disposition of property
      and equipment ..................................        (597)         240
    Pension, net .....................................      (2,001)      (1,882)
    Insurance recoveries, net ........................        --         (1,929)
                                                          --------     --------

                                                            27,085       51,532

Change in assets and liabilities:
    Accounts and notes receivable ....................      (2,395)     (17,576)
    Inventories ......................................      20,703        3,841
    Prepaid expenses .................................        (759)        (927)
    Accounts payable and accrued liabilities .........      (2,179)      (3,183)
    Income taxes .....................................      (2,987)       7,186
    Accounts with affiliates .........................      (6,282)     (22,291)
    Other noncurrent assets ..........................       3,271           68
    Other noncurrent liabilities .....................        (681)        (475)
                                                          --------     --------

        Net cash provided by operating activities ....      35,776       18,175
                                                          --------     --------

Cash flows from investing activities:
    Capital expenditures .............................     (10,078)     (15,782)
    Property damaged by fire:
        Insurance proceeds ...........................        --          5,500
        Other, net ...................................        --         (1,000)
    Change in restricted cash equivalents ............      (1,554)        --
    Proceeds from disposition of property and
      equipment ......................................         832           34
                                                          --------     --------

        Net cash used by investing activities ........     (10,800)     (11,248)
                                                          --------     --------

                  KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                    Six months ended June 30, 2002 and 2001

                                 (In thousands)

                                                           2002          2001
                                                         ---------    ---------

Cash flows from financing activities:
    Indebtedness:
        Borrowings ...................................   $ 319,275    $   1,437
        Principal payments ...........................     (53,688)      (6,990)
        Deferred financing costs .....................      (9,342)        --
    Loans from affiliates:
        Repayments ...................................    (301,432)        --
    Capital contribution .............................        --              8
    Other capital transactions with affiliates, net ..       2,925         --
    Distribution to minority interest ................         (11)          (5)
                                                         ---------    ---------

    Net cash used by financing activities ............     (42,273)      (5,550)
                                                         ---------    ---------

Cash and cash equivalents:
    Net change from:
        Operating, investing and financing activities      (17,297)       1,377
        Currency translation .........................       2,965       (3,298)
                                                         ---------    ---------
                                                           (14,332)      (1,921)

    Balance at beginning of period ...................      30,343       36,731
                                                         ---------    ---------

    Balance at end of period .........................   $  16,011    $  34,810
                                                         =========    =========


Supplemental disclosures - cash paid for:
    Interest .........................................   $  19,835    $  13,813
    Income taxes .....................................       5,623        9,465

         See accompanying notes to consolidated financial statements.
                                    - 9 -

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Organization and basis of presentation:

      Kronos International, Inc. ("KII") is incorporated in the state of Delaware, U.S.A., with its seat of management in Leverkusen, Germany. KII is a wholly owned subsidiary of Kronos, Inc. ("Kronos"), a wholly owned subsidiary of NL Industries, Inc. ("NL"). NL conducts its titanium dioxide pigments ("TiO2") operations through Kronos. KII conducts Kronos' European TiO2 operations. At June 30, 2002, Valhi, Inc. ("Valhi") and Tremont Corporation ("Tremont"), each affiliates of Contran Corporation ("Contran"), held approximately 62% and 21%, respectively, of NL's outstanding common stock. At June 30, 2002, Contran and its subsidiaries held approximately 93% of Valhi's outstanding common stock, and Tremont Group, Inc. ("Tremont Group"), which is 80%-owned by Valhi and 20%-owned by NL, held approximately 80% of Tremont's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Mr. Simmons, the Chairman of the Board of NL, Chairman of the Board and Chief Executive Officer of Contran, the Chairman of the Board of Valhi and a director of Tremont, may be deemed to control each of such companies and KII. See Note 17.

      KII's current operations are conducted primarily through its German, Belgian and Norwegian subsidiaries with three TiO2 plants in Germany, one TiO2 plant in Belgium and one TiO2 plant and an ilmenite ore mining operation in Norway. KII also operates TiO2 sales and distribution facilities in England, France, Denmark and the Netherlands. Prior to April 30, 2002, KII also conducted operations in Canada through Kronos Canada, Inc. ("KC"), its wholly owned subsidiary. Effective April 30, 2002, in anticipation of a proposed debt securities offering, KII sold 100% of KC's capital stock to Kronos in exchange for a promissory note receivable in the amount of $217 million bearing interest of 7.87% per annum with a maturity date of April 30, 2012. KII has accounted for the disposition of KC as a change in accounting entity. Accordingly, KII's consolidated financial statements have been retroactively restated to exclude the assets, liabilities, results of operations and cash flows of KC for all periods presented. KII's cash dividends received from KC and cash capital contributions to KC prior to April 30, 2002 are reflected as part of "other capital transactions with affiliates, net" in the accompanying consolidated statement of cash flows.

      The consolidated balance sheet of KII and its majority owned subsidiaries (collectively, the "Company") at December 31, 2001 has been condensed from the Company's audited consolidated financial statements at that date. Information included in the consolidated financial statements and related notes to the Consolidated Financial Statements as of June 30, 2002 and for the six months ended June 30, 2001 and 2002, is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the information for the interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the U.S. ("GAAP") have been condensed or omitted for the interim periods. Certain prior-year and prior-quarter amounts have been reclassified to conform to the current year presentation.

      The Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 retains the fundamental provisions of existing GAAP with respect to the recognition and measurement of long-lived asset impairment contained in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." However, SFAS No. 144 provides new guidance intended to address certain significant implementation issues associated with SFAS No. 121, including expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required how to measure the amount of the impairment. SFAS No. 144 also requires that any net assets to be disposed of by sale to be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of an entity with operations and cash flows that can be clearly distinguished from the rest of the entity. The adoption of SFAS No. 144 effective January 1, 2002 did not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

      The Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" effective April 1, 2002. SFAS No. 145, among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt were to be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the "unusual and infrequent" criteria contained in Accounting Principles Board Opinion ("APBO") No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had previously been classified as an extraordinary item are to be reassessed to determine if they would have met the "unusual and infrequent" criteria of APBO No. 30; any such gain or loss that would not have met the APBO No. 30 criteria are retroactively reclassified and reported as a component of income before extraordinary item. The Company had not previously recognized any gains and losses from the early extinguishment of debt, thus there was no impact on the Company upon adoption.

Note 3 - Business segment information:

      The Company's operations are conducted in one operating business segment - the production and sale of TiO2.

                                          Three months ended       Six months ended
                                               June 30,                June 30,
                                      ----------------------    ----------------------
                                        2002         2001         2002         2001
                                      ---------    ---------    ---------    ---------
                                                        (In thousands)

Net sales .........................   $ 146,145    $ 140,380    $ 285,714    $ 299,410
Other income, excluding corporate .       1,008        3,095        3,091        5,201
                                      ---------    ---------    ---------    ---------
                                        147,153      143,475      288,805      304,611

Cost of sales .....................     113,945       93,917      224,668      199,200
Selling, general and
  administrative, excluding
  corporate .......................      16,733       16,278       33,401       33,730
                                      ---------    ---------    ---------    ---------

        Operating income ..........      16,475       33,280       30,736       71,681

Insurance recoveries, net .........        --          1,929         --          1,929
                                      ---------    ---------    ---------    ---------

        Income before corporate
          items, income
          taxes and minority
          interest ................      16,475       35,209       30,736       73,610

General corporate income (expense):
    Currency transaction gain
      (loss), net .................      18,127       (5,841)      15,839      (14,992)
    Interest expense ..............        (997)      (1,071)      (1,697)      (2,232)
    Interest expense to affiliates       (8,925)      (8,025)     (18,699)     (13,875)
    Interest income from affiliates      10,262        9,170       19,157       15,891
                                      ---------    ---------    ---------    ---------

        Income before income taxes
          and minority interest ...   $  34,942    $  29,442    $  45,336    $  58,402
                                      =========    =========    =========    =========

Note 4 - Accounts and notes receivable:

                                                       June 30,     December 31,
                                                         2002           2001
                                                      ---------     ------------
                                                           (In thousands)

Trade receivables ..............................      $  94,848       $  65,417
Insurance claims receivable ....................            452          11,505
Recoverable VAT and other receivables ..........          7,886          12,126
Allowance for doubtful accounts ................         (1,906)         (1,626)
                                                      ---------       ---------

                                                      $ 101,280       $  87,422
                                                      =========       =========

Note 5 - Inventories:


                                                      June 30,      December 31,
                                                        2002           2001
                                                     --------       ------------
                                                          (In thousands)

Raw materials ............................           $ 28,170           $ 33,911
Work in process ..........................              7,667              6,421
Finished products ........................             54,297             61,191
Supplies .................................             23,526             19,793
                                                     --------           --------

                                                     $113,660           $121,316
                                                     ========           ========

Note 6 - Other noncurrent assets:

                                                          June 30,  December 31,
                                                            2002        2001
                                                          --------  ------------
                                                              (In thousands)

Deferred financing costs (see Note 8) ..............       $ 9,342       $    12
Other ..............................................         3,063         5,603
                                                           -------       -------

                                                           $12,405       $ 5,615
                                                           =======       =======

Note 7 - Accounts payable and accrued liabilities:

                                                      June 30,      December 31,
                                                        2002            2001
                                                      --------      ------------
                                                           (In thousands)

Accounts payable ...........................           $40,972           $36,974
                                                       -------           -------
Accrued liabilities:
    Employee benefits ......................            17,699            16,227
    Other ..................................            33,794            25,645
                                                       -------           -------

                                                        51,493            41,872
                                                       -------           -------

                                                       $92,465           $78,846
                                                       =======           =======

Note 8 - Notes payable and long-term debt:

                                                       June 30,     December 31,
                                                         2002           2001
                                                       --------     ------------
                                                            (In thousands)

Notes payable ................................         $   --           $ 46,201
                                                       ========         ========

Long-term debt:
    8.875% Senior Secured Notes ..............          283,005             --
    Revolving credit facility ................           39,649             --
    Other ....................................            2,394            2,498
                                                       --------         --------
                                                        325,048            2,498
Less current maturities ......................            1,225            1,033
                                                       --------         --------

                                                       $323,823         $  1,465
                                                       ========         ========

      Notes payable as of December 31, 2001, consisted of short-term borrowings denominated in non-U.S. currencies due within one year from non-U.S. banks. Borrowings totaled $46 million ((euro)27 million and NOK 200 million) and weighted average interest rates on the euro-denominated note payable and the Norwegian kroner-denominated note payable were 3.84% and 7.27% at December 31, 2001. Notes payable totaling $53.2 million were repaid on June 28, 2002 with proceeds from the revolving credit facility and available cash, and the agreements were terminated. See description of revolving credit facility below.

      In June 2002 KII issued (euro)285 million ($280 million when issued and $283 million at June 30, 2002) principal amount of 8.875% Senior Secured Notes (the "Notes") due 2009. The Notes are collateralized by first priority liens on 65% of the common stock or other equity interests of certain of KII's first-tier subsidiaries. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts the ability of KII and its subsidiaries to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. The Notes are redeemable, at KII's option, on or after December 30, 2005 at redemption prices ranging from 104.437% of the principal amount, declining to 100% on or after December 30, 2008. In addition, on or before June 30, 2005, KII may redeem up to 35% of its Notes with the net proceeds of a qualified public equity offering at 108.875% of the principal amount. In the event of a change of control of KII, as defined, KII would be required to make an offer to purchase its Notes at 101% of the principal amount. KII would also be required to make an offer to purchase a specified portion of its Notes at par value in the event KII generates a certain amount of net proceeds from the sale of assets outside the ordinary course of business, and such net proceeds are not otherwise used for specified purposes within a specified time period. At June 30, 2002, KII was in compliance with all the covenants. The Notes require cash interest payments on June 30 and December 30, commencing on December 30, 2002. KII has agreed to make an offer to exchange the Notes for registered publicly traded notes that have substantially identical terms as the Notes. In the event that KII does not (i) file a registration statement regarding such an exchange offer with the Securities and Exchange Commission, (ii) cause the registration statement to be declared effective, and
(iii) complete the exchange offer to exchange the Notes within specified time limits, the interest rate on the Notes would increase by up to .75% per year.

      In June 2002 KII's operating subsidiaries in Germany, Belgium and Norway, entered into a three-year (euro)80 million secured revolving credit facility ("Credit Facility"). The Credit Facility is available in multiple currencies, including U.S. dollars, euros and Norwegian kroner. As of June 30, 2002,
(euro)13 million ($13 million) and NOK 200 million ($26 million) was borrowed at closing, and along with available cash, was used to repay and terminate KII's short term notes payable. (euro)40 million was available for future working capital requirements and general corporate purposes of the borrowers at June 30, 2002. Borrowings bear interest at the applicable interbank market rate plus 1.75%. As of June 30, 2002, the interest rate was 5.15% and 8.80% on the euro and Norwegian kroner borrowings, respectively, and the weighted average interest rate was 7.61%.

      The Credit Facility is collateralized by accounts receivable and inventory of the borrowers, plus a limited pledge of certain other assets of the Belgian borrower. The Credit Facility contains, among others, various restrictive covenants, including restrictions on incurring liens, asset sales, additional financial indebtedness, mergers, investments and acquisitions, transactions with affiliates and dividends. The Company has a (euro)5 million sub-limit for issuing letters of credit with no letters of credit issued at June 30, 2002. The borrowers were in compliance with all the covenants as of June 30, 2002.

      Deferred financing costs of $9.3 million for the Notes and the Credit Facility are being amortized over the life of the respective agreements and are included in other noncurrent assets as of June 30, 2002.

      Unused lines of credit available for borrowing under the Company's non-U.S. credit facilities approximated $8 million and $42 million at December 31, 2001 and June 30, 2002, respectively, (including $40 million under the Credit Facility at June 30, 2002).

Note 9 -- Notes Payable to Kronos, Inc.:

                                                         June 30,   December 31,
                                                           2002         2001
                                                         --------   ------------
                                                          (In thousands)

11.75% Second-tier Senior Mirror Note ............       $   --         $194,000
Euro-denominated note ............................           --          286,363
                                                         --------       --------

                                                         $   --         $480,363
                                                         ========       ========

      NL had $194 million of 11.75% Senior Secured Notes due 2003 (the "NL Notes") at December 31, 2001. KII had a Second-Tier Senior Mirror Note (the "KII Mirror Note") payable to Kronos, which had a First-Tier Senior Mirror Note (the "Kronos Mirror Note") payable to NL. The terms of the KII Mirror Note and the Kronos Mirror Note were identical to the terms of the NL Notes with respect to the maturity dates and interest rates with interest paid semi-annually. The NL Notes were collateralized by a first priority lien on the common stock, and redeemable preferred stock and profit participation certificates of KII, the KII Mirror Note, the Kronos Mirror Note and other collateral pledged by NL and Kronos. An acceleration with respect to the principal amount of the NL Notes would have resulted in an automatic acceleration of the KII Mirror Note and the Kronos Mirror Note.

      On March 22, 2002, NL redeemed $25 million principal amount of the NL Notes at the current call price of 100%, and as a result $25 million principal amount of the KII Mirror Note was repaid. In addition, immediately following the closing of the Notes offering (see Note 8), KII effectively loaned to NL sufficient funds for NL to redeem in full the remaining $169 million principal amount of the NL Notes. In accordance with the terms of the indenture governing the NL Notes, on June 28, 2002, NL irrevocably placed on deposit with the trustee funds in an amount sufficient to pay in full the redemption price plus all accrued and unpaid interest due on the July 28, 2002 redemption date. Immediately thereafter, NL was released from its obligations under such indenture, the indenture was discharged and all collateral was released to NL. Because NL had been released as being the primary obligor under the indenture as of June 30, 2002, the NL Notes were derecognized as of that date along with the funds placed on deposit with the trustee to effect the July 28, 2002 redemption. KII recognized a loss on the early extinguishment of debt of approximately $1.5 million in the second quarter of 2002, consisting primarily of the interest on the KII Mirror Note for the period from July 1 to July 28, 2002. Such loss was recognized as a component of interest expense. The Kronos Mirror Note and the KII Mirror Note were deemed repaid in accordance with the terms and conditions of such agreements, and the agreements were canceled.

      The quoted market price of the NL Notes per $100 principal amount was $100.47 at December 31, 2001 which the Company believed was a reasonable approximation of the fair value of the KII Mirror Note for the period presented.

      The euro-denominated note payable to Kronos ((euro)323.9 million at December 31, 2001) was originally due in 2010 and bore interest at 6% payable monthly. The euro note payable to Kronos was established in 2001 as a result of a series of noncash transactions between KII, NL and Kronos. A portion of the note payable ((euro)217.6 million, including interest of (euro)6.3 million) was prepaid in April 2002, using as consideration an equivalent amount of KII's euro-denominated note receivable from NL. See Note 14. The remaining balance of
(euro)113.8 million (including interest) was repaid as of June 28, 2002 with proceeds from the (euro)285 million Notes offering described in Note 8 and the note agreement was canceled.

Note 10 - Other noncurrent liabilities:

                                                         June 30,   December 31,
                                                           2002         2001
                                                         --------   ------------
                                                             (In thousands)

Insurance claims and expenses ..................         $   414         $   821
Employee benefits ..............................           3,842           3,476
Environmental costs ............................           6,110           5,662
Other ..........................................           2,108           1,887
                                                         -------         -------
                                                         $12,474         $11,846
                                                         =======         =======

Note 11 - Other income, net:

                                                 Three months ended       Six months ended
                                                      June 30,                June 30,
                                                --------------------    --------------------
                                                   2002       2001        2002        2001
                                                --------    --------    --------    --------
                                                               (In thousands)

Currency transaction gain (loss), net .......   $ 16,589    $ (4,964)   $ 14,921    $(13,705)
Royalty income ..............................      1,603       1,678       2,890       3,103
Trade interest income .......................        326         446         539         970
Disposition of property and equipment .......        644         (58)        597        (240)
Other, net ..................................        (27)        152         (17)         81
                                                --------    --------    --------    --------

                                                $ 19,135    $ (2,746)   $ 18,930    $ (9,791)
                                                ========    ========    ========    ========

      Included in currency transactions are noncash gains (losses) associated with the Company's notes payable to affiliates. See Note 9. Noncash currency transaction losses totaled $5.8 million and $15.0 million in the three and six months ended June 30, 2001, respectively. Noncash currency transaction gains totaled $15.4 million and $13.1 million in the three and six months ended June 30, 2002, respectively.

      The Company receives royalty income from KC for use of certain of the Company's intellectual property.

Note 12 - Income taxes:

      The difference between the provision for income tax expense attributable to income before income taxes and minority interest and the amount that would be expected using the U.S. federal statutory income tax rate of 35% is presented below.

                                                            Six months ended
                                                                June 30,
                                                        -----------------------
                                                          2002           2001
                                                        --------       --------
                                                            (In thousands)

Expected tax expense .............................      $ 15,868       $ 20,441
Non-U.S. tax rates ...............................          (677)        (2,450)
Valuation allowance ..............................        (1,783)        (4,627)
Currency transaction gains and losses
  for which no income taxes are provided .........        (4,592)         5,247
Other, net .......................................        (1,084)        (1,356)
                                                        --------       --------

        Income tax expense .......................      $  7,732       $ 17,255
                                                        ========       ========

Note 13 - Leverkusen fire and insurance claim:

      A fire on March 20, 2001 damaged a section of the Company's Leverkusen, Germany 35,000 metric ton sulfate-process TiO2 plant ("Sulfate Plant") and, as a result, production of TiO2 at the Leverkusen facility was halted. The fire did not enter the Company's adjacent 125,000 metric ton chloride-process TiO2 plant ("Chloride Plant"), but did damage certain support equipment necessary to operate that plant. The damage to the support equipment resulted in a temporary shutdown of the Chloride Plant.

      On April 8, 2001, repairs to the damaged support equipment were substantially completed and full production resumed at the Chloride Plant. The Sulfate Plant became approximately 50% operational in September 2001 and became fully operational in late October 2001. The damages to property and the business interruption losses caused by the fire were covered by insurance as noted below, but the effect on the financial results of the Company on a quarter-to-quarter basis was impacted by the timing and amount of insurance recoveries.

      The Company settled its insurance claim involving the Leverkusen fire for approximately $56 million during the fourth quarter of 2001 ($46 million received as of December 31, 2001, with the remaining $9.5 million received in January 2002), of which approximately $27 million related to business interruption ($5 million received as of June 30, 2001) and approximately $29 million related to property damage, clean-up costs and other extra expenses ($5.5 million received as of June 30, 2001). The Company recognized a $17.5 million pre-tax gain in 2001 ($1.9 million pre-tax gain recognized in the first six months of 2001) related to the property damage recovery after deducting $11.6 million of clean-up costs and other extra expenses incurred and the carrying value of assets destroyed in the fire. The gain was excluded from the determination of operating income. The $27 million of business interruption proceeds recognized in 2001 were allocated between other income, excluding corporate, which reflects recovery of lost margin ($7 million) and as a reduction of cost of sales to offset unallocated period costs ($20 million). No additional insurance recoveries related to the Leverkusen fire are expected to be received and there was no impact on the results of operations of the Company during the first six months of 2002.

Note 14 - Notes Receivable from Affiliates:

      Long-term notes receivable from affiliates are included as a component of equity in accordance with GAAP as settlement of the affiliate notes receivable balances is not currently contemplated within the foreseeable future. The notes are summarized in the following table.

                                                       June 30,     December 31,
                                                         2002          2001
                                                     ------------- ------------
                                                          (In thousands)

Notes receivable from:
    NL:
        8.7% Fixed rate ..........................       $111,440       $106,783
        6.0% Fixed rate euro-denominated .........        111,872        286,363
        6.0% Fixed rate ..........................         20,166           --
        Variable rate ............................        241,826        262,772

    Kronos:
        7.87% Fixed rate .........................        219,901           --
        7.0% Fixed rate ..........................          2,078           --
        Variable rate ............................         45,724         44,925
                                                         --------       --------

                                                         $753,007       $700,843
                                                         ========       ========

      The 8.7% fixed-rate note receivable from NL matures in 2008 with interest payable quarterly. The 6.0% fixed-rate euro-denominated note receivable from NL ((euro)323.9 million and (euro)113.8 million at December 31, 2001 and June 30,
2002) matures in 2010 with interest payable monthly. The note receivable from NL was established in 2001 as a result of a series of noncash transactions between KII, NL and Kronos. The note receivable from NL was reduced in April 2002 to $101 million and correspondingly, KII's note payable to Kronos was also reduced to $101 million. See Note 9. The 6.0% fixed-rate notes receivable consist of two individual notes which mature in 2010 with interest payable semi-annually.

      Variable-rate notes receivable from NL consists of eight individual notes from NL of which five mature in 2003 and three mature in 2010, with interest rates ranging from U.S. LIBOR plus .625% to U.S. LIBOR plus 1.625%, (2.5875% to 3.5875% at December 31, 2001 and 2.575% to 3.575% at June 30, 2002,
respectively) payable semi-annually.

      The Company has three notes receivable from Kronos. The 7.87% fixed-rate note receivable of $217 million matures in 2012, with interest payable quarterly, and arose from the sale of KC to Kronos in April 2002. See Note 1. The 7.0% fixed-rate note receivable of $2.1 million matures in 2004 with interest payable semi-annually. The variable rate note receivable matures in 2003 and bears interest at U.S. LIBOR plus 1.625% (3.5875% at December 31, 2001 and 3.575% at June 30, 2002) payable semi-annually.

      The Company periodically converts interest receivable from affiliates to notes receivable from affiliates. For the year ended 2001 and the six months ended June 30, 2002, respectively, the interest transferred to notes receivable from affiliates totaled $25.0 million and $12.6 million, respectively.

      See Note 17 for the exchange of notes receivable from affiliates as part of the recapitalization of the Company.

Note 15 - Commitments and contingencies:

      For descriptions of certain legal proceedings, income tax and other commitments and contingencies related to the Company, reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations, and Legal Proceedings.

Note 16 - Accounting principles not yet adopted:

      The Company will adopt SFAS No. 143, Accounting for Asset Retirement Obligations, no later than January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company is studying this newly-issued standard to determine, among other things, whether it has any asset retirement obligations which are covered under the scope of SFAS No. 143, and the effect, if any, to the Company of adopting this standard has not yet been determined.

      The Company will adopt SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, no later than January 1, 2003 for exit or disposal activities initiated on or after the date of adoption. Under SFAS No. 146, costs associated with exit activities, as defined, that are covered by the scope of SFAS No. 146 will be recognized and measured initially at fair value, generally in the period in which the liability is incurred. Costs covered by the scope of SFAS No. 146 include termination benefits provided to employees, costs to consolidate facilities or relocate employees, and costs to terminate contracts (other than a capital lease). Under existing GAAP, a liability for such an exit cost is recognized at the date an exit plan is adopted, which may or may not be the date at which the liability has been incurred.

Note 17 - Subsequent events:

      In July 2002 Valhi proposed a merger of Tremont and Valhi pursuant to which stockholders of Tremont, other than Valhi (but including NL to the extent of NL's ownership interest in the Tremont shares held by Tremont Group), would receive between 2 and 2.5 shares of Valhi common stock for each Tremont share held. Tremont has formed a special committee of its board of directors consisting of members unrelated to Valhi to review the proposal. There can be no assurance that any such merger will be completed or completed under the proposed terms.

      In July 2002 KII and Kronos agreed to a recapitalization of the Company as contemplated in the (euro)285 million Notes offering. See Note 8. In connection with the recapitalization agreement, KII converted the Series A (738 shares) and Series B (647 shares) redeemable preferred stock (including liquidation and redemption preferences and accrued and unpaid dividends) held by Kronos totaling $411.7 million ($410.5 million at June 30, 2002) into 1,385 shares of KII, $100 par value, common stock. As a result of the conversion, the Series A and B redeemable preferred stock certificates were canceled. Further, KII redeemed its PPC's held by Kronos totaling $284.3 million in exchange for various notes receivable from NL. As a result of the redemption, the PPC's were canceled. Finally, KII redeemed 1,613 shares of KII common stock held by Kronos in exchange for its remaining notes receivable from NL and Kronos totaling $479.4 million. As a result of the recapitalization in July 2002, KII's common stockholder's equity increased a net $696.0 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

                                  Three months ended    %        Six months ended      %
                                      June 30,        Change          June 30,       Change
                                  ------------------  ------     ----------------    ------
                                   2002      2001                 2002        2001
                                  ------    ------               ------      ------
                                      (In millions, except percentages and metric tons)

Net sales and operating
 income
    Net sales ...............      $146.1    $140.4    +4%       $285.7      $299.4    -5%
    Operating income ........      $ 16.5    $ 33.3    -50%      $ 30.7      $ 71.7    -57%
    Operating income
      margin percentage .....        11%       24%                             11%     24%

TiO2 operating statistics
    Percent change in
      average selling price
      (in billing currencies)                          -15%                            -16%
    Sales volume (metric tons
      in thousands) .........        79        66      +20%       158         138      +15%
    Production volume (metric
      tons in thousands) ....        74        65      +15%       147         136      +8%


      The Company's operating income in the second quarter of 2002 decreased $16.8 million or 50% from the second quarter of 2001 due to lower average selling prices, partially offset by higher sales and production volumes. KII's operating income in the second quarter of 2001 included $5.0 million of business interruption insurance proceeds related to the fire at the Company's Leverkusen, Germany plant in 2001 described below. Compared to the first quarter of 2002, operating income in the second quarter of 2002 increased 15% due to slightly higher average selling prices and higher production volume, partially offset by revaluation losses on certain export trade receivables and certain other monetary assets.

      Operating income in the first half of 2002 was $30.7 million compared with $71.7 million in the first half of 2001 due to 16% lower average selling prices, partially offset by 15% higher sales volume and 8% higher production volume.

      The Company's average selling price in billing currencies (which excludes the effects of foreign currency translation) during the second quarter of 2002 was 15% lower than the second quarter of 2001 and was 1% higher than the first quarter of 2002. Compared with the first quarter of 2002, selling prices in billing currencies increased in the European and export markets and decreased in the North American market. The average selling price in billing currencies in June 2002 was flat and 1% higher than the average selling price for the second quarter and for the first half of 2002, respectively. June 2002 selling prices were 2% higher than March 2002 selling prices and the Company expects third-quarter prices to be higher than second quarter prices as previously announced price increases continue to be implemented. The Company expects a lower average selling price for full-year 2002 compared to full-year 2001.

      The Company's second quarter 2002 average selling price expressed in U.S. dollars (computed using actual foreign currency exchange rates prevailing during the respective periods) was 16% lower than the second quarter of 2001 and 1% higher than the first quarter of 2002. June's average selling price expressed in

U.S. dollars was 1% higher than the average selling price for the second quarter reflecting the strengthening of the euro against the U.S. dollar that occurred primarily during June. Average selling prices expressed in U.S. dollars decreased 17% in the first half of 2002 compared with the first half of 2001.

      Second-quarter 2002 sales volume of 78,600 metric tons increased 20% from the second quarter of 2001 and decreased 1% from the first quarter of 2002. European, North American and export volumes each increased over 18% from the second quarter of 2001. Compared with the first quarter of 2002, sales volume increased 4% and 19% in the European and export markets, respectively, while North American sales volume decreased significantly. Sales volume in the first half of 2002 was 15% higher than the first half of 2001. The Company believes that the sales volume increase in the second quarter of 2002 was attributable to improving economic conditions, some seasonality and customer restocking inventory levels ahead of previously announced price increases. The Company expects sales volume in the second half of 2002 to be lower than the first half of 2002. The Company's sales volume for full-year 2002 should be higher than full-year 2001, due in part to the Leverkusen fire.

      Second-quarter 2002 production volume was 15% higher than the second quarter of 2001 and increased 3% from the first quarter of 2002 with operating rates at near full capacity in the second quarter of 2002. The increase from the prior year period was due in part to lost sulfate-process production in 2001 as a result of the Leverkusen fire. Production volume in the first half of 2002 increased 8% compared with the first half of 2001. Finished goods inventory decreased 11,100 metric tons during the first six months of 2002 and inventory levels at the end of June represented about one and one-half months of sales. KII anticipates its production volume for full-year 2002 will be higher than that of full-year 2001, due in part to the Leverkusen fire.

      A fire on March 20, 2001 damaged a section of the Company's Leverkusen, Germany 35,000 metric ton sulfate-process TiO2 plant ("Sulfate Plant") and, as a result, production of TiO2 at the Leverkusen facility was halted. The fire did not enter the Company's adjacent 125,000 metric ton chloride-process TiO2 plant ("Chloride Plant"), but did damage certain support equipment necessary to operate that plant. The damage to the support equipment resulted in a temporary shutdown of the Chloride Plant. The Chloride Plant became fully operational in April 2001 and the Sulfate Plant became approximately 50% operational in September 2001 and fully operational in late October 2001.

      During the second quarter of 2001, the Company's insurance carriers approved a partial payment of $10.5 million ($9 million received as of June 30, 2001) for property damage costs and business interruption losses caused by the Leverkusen fire. Five million dollars of this payment represented partial compensation for business interruption losses which was recorded as a reduction of cost of sales to offset unallocated period costs that resulted from lost production. The remaining $5.5 million represented property damage recoveries against clean-up costs, resulting in a net gain of $1.9 million. The Company settled its insurance claim involving the Leverkusen fire for $56.4 million during the fourth quarter of 2001 of which $27.3 million related to business interruption (which included the $5 million partial payment described above) and $29.1 million related to property damages, clean-up costs and other extra expenses. $19.3 million of the $27.3 million of business interruption proceeds was recognized as a component of operating income in the fourth quarter of 2001 of which $16.6 million was attributable to recovery of unallocated period costs and lost margin related to the first, second and third quarters of 2001. No additional insurance recoveries related to the Leverkusen fire are expected to be received in 2002.

      The Company believes TiO2 industry demand in the second half of 2002 should be better than the TiO2 industry demand in the second half of 2001, due to worldwide economic conditions. The Company's TiO2 production volume in 2002 is expected to approximate the Company's 2002 TiO2 sales volume. In January 2002, the Company announced price increases in all major markets of approximately 8% above existing December 2001 prices, a portion of which was realized in the second quarter with additional increases expected to be realized in the third quarter of 2002. In May 2002, the Company announced a second round of price increases of approximately 7% to 11% for certain regions of the world, including Europe. The Company is hopeful that it will realize a portion of the announced May 2002 price increases during the fourth quarter of 2002. The extent to which any price increases will be realized will depend on improving market conditions. Second half 2002 prices are expected to be higher than the first half of 2002. However, because TiO2 prices were declining in 2001 and the first quarter of 2002, the Company believes that its average 2002 prices in billing currencies will be significantly below its average 2001 prices. Overall, the Company expects its TiO2 operating income in 2002 will be significantly lower than 2001, primarily due to lower average TiO2 selling prices. The Company's expectations as to the future prospects of the Company and the TiO2 industry are based upon a number of factors beyond the Company's control, including worldwide growth of gross domestic product, competition in the marketplace, unexpected or earlier-than-expected capacity additions and technological advances. If actual developments differ from the Company's expectations, the Company's results of operations could be unfavorably affected.

      Compared to the year-earlier periods, cost of sales as a percentage of net sales increased in both the second quarter and first half of 2002 primarily due to lower average selling prices in billing currencies, partially offset by higher production volume. Excluding the effects of foreign currency translation, which increased the Company's expenses in the second quarter of 2002 compared to the second quarter of 2001 and slightly decreased expenses in the first half of 2002 compared to the first half of 2001, the Company's selling, general and administrative expenses, excluding corporate expenses, in the second quarter of 2002 and first half were comparable to the year-earlier periods.

      A majority of the Company's sales and operating costs are denominated in currencies other than the U.S. dollar. Fluctuations in the value of the U.S. dollar relative to other currencies, primarily a slightly stronger euro, on average, compared to the U.S. dollar in the second quarter of 2002 versus the year-earlier period, slightly increased the dollar value of sales in the second quarter of 2002 when compared to the year-earlier period. On a first half of 2002 compared to a first half of 2001 basis, fluctuations in the value of the U.S. dollar relative to other currencies decreased net sales by approximately 1%. Sales to export markets are typically denominated in U.S. dollars and a weaker U.S. dollar decreases margins on these sales at the Company's subsidiaries. The effect of the stronger euro on the Company's operating costs that are not denominated in U.S. dollars increased operating costs in the second quarter of 2002 compared to the year-earlier period. In addition, the Company revalued certain export trade receivables and certain monetary assets held by its subsidiaries whose functional currency is not the U.S. dollar and based on the weaker U.S. dollar reported a revaluation loss in the second quarter of 2002. As a result, the net impact of currency exchange rate fluctuations decreased operating income by $3.9 million and $2.9 million, respectively, in the second quarter and first half of 2002 when compared to the year-earlier periods.

  General corporate

      The following table sets forth certain information regarding general corporate income (expense).

                                 Three months ended              Six months ended
                                      June 30,       Difference      June 30,       Difference
                                 ------------------  ----------  -----------------  -----------
                                    2002      2001                 2002      2001
                                  -------   -------              -------   -------
                                                    (In millions)

Currency transaction
  gain (loss), net ...........    $  18.1   $  (5.8)  $  23.9   $  15.8   $ (15.0)  $  30.8
Interest expense .............       (1.0)     (1.1)       .1      (1.7)     (2.2)       .5
Interest expense to
  affiliates .................       (9.0)     (8.1)      (.9)    (18.7)    (13.9)     (4.8)
Interest income from
  affiliates .................       10.3       9.2       1.1      19.2      15.9       3.3
                                  -------   -------   -------   -------   -------   -------

                                  $  18.4   $  (5.8)  $  24.2   $  14.6   $ (15.2)  $  29.8
                                  =======   =======   =======   =======   =======   =======

      The Company had certain loans from affiliates that are denominated in U.S. dollars. Under GAAP, changes in the euro-equivalent of such indebtedness is recognized in earnings as a foreign currency transaction gain or loss. The amount of such currency transaction gain or loss is dependent upon the relative change in the exchange rate between the euro and the U.S. dollar during each period, and the amount of such U.S. dollar-denominated indebtedness outstanding. As more fully described in Note 9 to the Consolidated Financial Statements, such U.S. dollar-denominated loans from affiliates were repaid using a portion of the proceeds of the offering of the 8.875% Senior Secured Notes (the "Notes") due 2009, and accordingly the Company will no longer report such currency transaction gains or losses related to such loans from affiliates.

      Interest expense to affiliates in the second quarter and first six months of 2002 was higher than the comparable period in 2001 due to a higher level of outstanding affiliate indebtedness and the amount paid to extinguish affiliate indebtedness in June 2002 included interest for the month of July 2002 (approximately $1.5 million), partially offset by reduced levels of short term notes payable. As described above and in Note 9, the Company's loans from affiliates were repaid using the proceeds of the offering of the Notes and accordingly the Company will no longer report interest expense on such loans from affiliates.

      The Company had certain loans to affiliates, as described in Note 14 to the Consolidated Financial Statements. Interest income on these loans was higher in the second quarter and first six months of 2002 compared to the same period in 2001, due primarily to higher average balances outstanding to affiliates. Subsequent to completion of the offering of the Notes, the Company transferred such notes receivable from affiliates to Kronos on July 30, 2002, and accordingly will no longer report interest income on such loans to affiliates.

  Provision for income taxes

      KII is a member of NL's consolidated U.S. federal income tax group (the "NL Tax Group"). KII is a party to a U.S. federal income tax sharing agreement (the "Kronos Tax Agreement"). Effective January 1, 2001, the NL Tax Group, including KII, is included in the consolidated U.S. federal income tax group of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, NL is a party to a separate tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that NL calculate its liability for U.S. income taxes on a separate-company basis using the tax elections made by Contran. During 2002 the Kronos Tax Agreement was amended (the "Amended Kronos Tax Agreement"). The Amended Kronos Tax Agreement provides that Kronos calculate KII's liability for U.S. income taxes on a separate-company basis using tax elections consistent with Kronos' tax elections. Pursuant to the Amended Kronos Tax Agreement, KII is to make distributions to or receive contributions from Kronos in the amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the NL Tax Group, but rather a separate taxpayer. Contributions under the Amended Kronos Tax Agreement are limited to amounts previously distributed under the agreement. No distributions have yet been made or received under the Amended Kronos Tax Agreement. KII would not have reported a different provision for income taxes in 2001 if the provision for income taxes in such periods had been computed in accordance with the tax allocation policy contained in the Amended Kronos Tax Agreement.

      The Company's operations are conducted in numerous jurisdictions, and the geographic mix of income can significantly impact our effective income tax rate. In 2001 and the first half of 2002, our effective income tax rate varied from the normally expected rate primarily due to the recognition of certain German income tax attributes which previously did not meet the "more-likely-than-not" recognition criteria. See Note 12. In 2001 no income tax benefit has been provided on certain currency transaction losses. In the first half of 2002, no income taxes were provided on certain currency transaction gains.

  Accounting principles not yet adopted

      See Note 16 to the Consolidated Financial Statements.

  Related party transactions

      The Company is a party to certain transactions with related parties. See Notes 9 and 14 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's consolidated cash flows from operating, investing and financing activities for the six months ended June 30, 2002 and 2001 are presented below.

                                                             Six months ended
                                                                  June 30,
                                                           ---------------------
                                                              2002       2001
                                                           ----------  ---------
                                                               (In millions)

Net cash provided (used) by:
    Operating activities:
        Before changes in assets and liabilities ...........  $  27.1   $  51.5
        Changes in assets and liabilities ..................      8.7     (33.3)
                                                              -------   -------
                                                                 35.8      18.2
    Investing activities ...................................    (10.8)    (11.2)
    Financing activities ...................................    (42.3)     (5.6)
                                                              -------   -------

      Net cash provided (used) by operating, investing,
        and financing activities ...........................  $ (17.3)  $   1.4
                                                              =======   =======

  Operating activities

      The TiO2 industry is cyclical and changes in economic conditions significantly affect the earnings and operating cash flows of the Company. Cash flow from operations is considered the primary source of liquidity for the Company. Changes in TiO2 pricing, production volume and customer demand, among other things, could significantly affect the liquidity of the Company. Cash flow from operations, before changes in assets and liabilities, in the first half of 2002 decreased from the comparable period in 2001 primarily due to $41.0 million of lower operating income partially offset by $14.0 million of lower current tax expense. The net cash used to fund changes in the Company's inventories, receivables and payables (excluding the effect of currency translation) in the first half of 2002 was significantly less than the first half of 2001 with $16.9 million lower inventory balances, $15.2 million lower accounts and notes receivable balances, which included the collection of $11.1 million of insurance proceeds, and $16.0 million lower net affiliate balances, partially offset by decreases in taxes payable of $10.2 million.

  Investing activities

      Capital expenditures of $10.1 million in the first half of 2002 included approximately $2.2 million related to ongoing reconstruction of the Leverkusen, Germany sulfate plant. The Company expects to complete all reconstruction by December 31, 2002. In the second quarter of 2001, the Company received $5.5 million of insurance proceeds for property damage resulting from the Leverkusen fire and paid $1.0 million of expenses related to repairs and clean-up costs.

      As of June 30, 2002, the Company had $1.6 million in restricted cash equivalents which was collateralizing certain environmental landfill remediation obligations of the Company. The Company expects to replace such restricted cash deposit with a letter of credit issued under its new revolving credit facility discussed below during the third quarter of 2002.

  Financing activities

      In March 2002 the Company repaid $25 million in principal amount of affiliate indebtedness to Kronos. In June 2002 the Company repaid $169 million principal amount, plus accrued interest of affiliate indebtedness to Kronos with proceeds from the notes offering discussed below. Further, in June 2002, the Company repaid (euro)113.8 million ($111.8 million), including interest, of the euro-denominated note payable to Kronos with proceeds from the notes offering discussed below. See Note 9 to the Consolidated Financial Statements.

      In June 2002 the Company issued (euro)285 million ($280 million when issued and $283 million at June 30, 2002) principal amount of Notes due 2009. The Notes are collateralized by first priority liens on 65% of the common stock or other equity interests of certain of our first-tier subsidiaries. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts KII's ability and its subsidiaries to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. See Note 8 to the Consolidated Financial Statements.

      In June 2002 our operating subsidiaries in Germany, Belgium and Norway, entered into a three-year (euro)80 million secured revolving credit facility ("Credit Facility"). The Credit Facility is available in multiple currencies, including U.S. dollars, euros and Norwegian kroner. As of June 30, 2002,
(euro)13 million ($13 million) and NOK 200 million ($26 million) was borrowed at closing, and along with available cash, was used to repay and terminate KII's short-term notes payable ($53.2 million when repaid). See Note 8 to the Consolidated Financial Statements.

      Deferred financing costs of $9.3 million for the Notes and the Credit Facility are being amortized over the life of the respective agreements and are included in other noncurrent assets as of June 30, 2002.

      Cash flows related to capital contributions and other transactions with affiliates aggregated a net cash inflow of $2.9 million in the first six months of 2002 and nil for the first six months of 2001. Such amounts relate principally to cash flows related to dividends or loans KII received from, or capital contributions or loans KII made to affiliates (such loans being reported as a reduction of our stockholder's equity, and therefore considered financing cash flows). As discussed in Note 1 of the Consolidated Financial Statements, KII transferred its Canadian operations to Kronos in April 2002, and accordingly KII will no longer report any such capital transaction cash flows related to such Canadian operations subsequent to April 2002. Additionally, settlement of such notes receivable from affiliates was not currently contemplated in the foreseeable future. In July 2002 KII transferred such notes receivable from affiliates to Kronos in one or more non-cash transactions, and as a result KII will no longer report cash flows related to such notes receivable from affiliates after July 30, 2002. See Note 17 to the Consolidated Financial Statements.

      During the second quarter of 2001, the Company repaid $6.5 million of its short-term notes payable with cash flow from operations.

  Cash,  cash   equivalents,   restricted   cash   equivalents  and  borrowing
availability

      At June 30, 2002, the Company had cash and cash equivalents aggregating $16.0 million and an additional $1.6 million of restricted cash equivalents. Based upon expectations for the TiO2 industry and anticipated demands on cash resources as discussed herein, the Company expects to have sufficient liquidity to meet near-term obligations including operations, capital expenditures and debt service. To the extent that actual developments differ from expectations, liquidity could be adversely affected.

      Certain of the Company's subsidiaries had $42 million available for borrowing at June 30, 2002 under non-U.S. credit facilities (including $40 million under the Credit Facility).

  Income tax contingencies

      Certain  of  the   Company's  tax  returns  in  the  U.S.  and  non-U.S.
jurisdictions are being examined and tax authorities have proposed or may propose tax deficiencies, including penalties and interest.

      The Company has received preliminary tax assessments for the years 1991 to 1997 from the Belgian tax authorities proposing tax deficiencies, including related interest, of approximately (euro)10.4 million ($10.3 million at June 30, 2002). The Company has filed protests to the assessments for the years 1991 to 1997. The Company is in discussions with the Belgian tax authorities and believes that a significant portion of the assessments is without merit.

      The Company received tax assessments from the Norwegian tax authorities proposing tax deficiencies, including related interest, of NOK39.3 million pertaining to 1994 and 1996. The Company was unsuccessful in appealing the tax assessments and in June 2001 paid NOK39.3 million ($4.3 million when paid) to the Norwegian tax authorities. The Company was adequately reserved for this contingency. The lien on the Company's Fredrikstad, Norway TiO2 plant in favor of the Norwegian tax authorities has been released.

      No assurance can be given that the Company's tax matters will be favorably resolved due to the inherent uncertainties involved in court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

      At June 30, 2002, the Company had net deferred tax liabilities of $48.5 million. The Company operates in numerous tax jurisdictions, in certain of which it has temporary differences that net to deferred tax assets (before valuation allowance). The Company has provided a deferred tax valuation allowance of $143.3 million at June 30, 2002, related to Germany, partially offsetting deferred tax assets which the Company believes do not currently meet the "more-likely-than-not" recognition criteria.

  Redeemable preferred stock, profit participation certificates and notes receivable from affiliates

      KII had issued and outstanding Series A and Series B redeemable preferred stock and profit participation certificates totaling $617.4 million and $694.8 million at June 30, 2002, including cumulative and unpaid dividends. The Series A redeemable preferred stock was issued to Kronos in February 1999 as a result of a capital contribution to KII through the reduction of KII's affiliate notes payable to NL Industries and Kronos. The Series B redeemable preferred stock was issued to Kronos in February 1999 as a result of a contribution of intellectual property by Kronos to KII. The intellectual property was contributed to KII at Kronos' carryover basis of zero due to common control of KII and Kronos. The profit participation certificates were issued to Kronos in December 1999 as part of a recapitalization. KII had $753.0 million of outstanding notes receivable from affiliates at June 30, 2002. Settlement of such notes receivable was not currently contemplated in the foreseeable future, and consequently such notes receivable from affiliates were reported in the consolidated balance sheet as a reduction of stockholder's equity in accordance with GAAP. These notes arose between KII, NL Industries and Kronos through a series of transactions with affiliates, a substantial portion of which were noncash in nature. KII periodically converts accrued interest receivable from affiliates to notes receivable from affiliates. See Note 17 to the Consolidated Financial Statements for the effect of the recapitalization of the Company in July 2002.

  Foreign operations

      The Company's operations are located outside the United States for which the functional currency is not the U.S. dollar. As a result, the reported amount of the Company's assets and liabilities (and income and expenses) related to its non-U.S. operations, and therefore the Company's consolidated net assets will fluctuate based upon changes in currency exchange rates. At June 30, 2002, the Company had substantial net assets denominated in the euro, Norwegian kroner and United Kingdom pound sterling.

  Euro currency

      Beginning January 1, 1999, certain members of the European Union ("EU"), including Germany, Belgium, the Netherlands and France, adopted a new European currency unit (the "euro") as their common legal currency. Following the introduction of the euro, the participating countries' national currencies remained legal tender as denominations of the euro from January 1, 1999 through January 1, 2002, and the exchange rates between the euro and such national currency units were fixed. Beginning January 1, 2002, national currency units were exchanged for euros and the euro became the primary legal tender currency.

      The Company conducts all of its operations in Europe. As of January 1, 2001, the functional currency of the Company's German, Belgian, Dutch and French operations have been converted to the euro from their respective national currencies.

  Environmental, product liability and litigation matters

      The Company's operations are governed by various foreign environmental laws and regulations. Certain of the Company's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The policy of the Company is to maintain compliance with applicable foreign environmental laws and regulations at all of its facilities and to strive to improve its environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances as well as the Company's consolidated financial position, results of operations or liquidity.

      The Company's production facilities operate in an environmental regulatory framework in which governmental authorities typically are granted broad discretionary powers which allow them to issue operating permits required for the plants to operate. The Company believes all of its plants are in substantial compliance with applicable environmental laws.

      Although the laws regulating operations of industrial facilities in Europe vary from country to country, a common regulatory base is provided by the European Union (the "EU"). The Company's German and Belgian subsidiaries are members of the EU and follow its initiatives. The Company's Norwegian subsidiary, although not a member, generally patterns its environmental regulatory actions after the EU. The Company believes that it has all required permits and is in substantial compliance with applicable EU requirements, including EU Directive 92/112/EEC regarding establishment of procedures for reduction and eventual elimination of pollution caused by waste from the TiO2 industry.

      At all of its plant facilities other than Fredrikstad, Norway, the Company recycles spent acid wastes either through contracts with third parties or using its own facilities. The Company has a contract with a third party to treat spent acid wastes of its German sulfate-process plants. With regard to its Nordenham, Germany plant, either party may terminate the contract after giving four years advance notice. Under certain circumstances, the Company may terminate the contract after giving six months notice, with respect to treatment of effluents from the Leverkusen, Germany plant.

      The Company landfills waste generated at its Nordenham, Germany and Langerbrugge, Belgium plants, and mine tailings waste generated at its facility in Norway. The Company maintains reserves, as required under GAAP, to cover the anticipated cost of closure of these landfills, which were approximately $.4 million as of June 30, 2002. These requirements for landfills are expected to increase in the future in view of recently adopted EU requirements.

      The Company is also responsible for certain closure costs at landfills used and formerly used by its Leverkusen, Germany TiO2 plants. The Company has a reserve of approximately $6 million related to such landfills as of June 30, 2002.

      The Company's capital expenditures related to its ongoing environmental protection and improvement programs were approximately $4.7 million in 2001, and are currently expected to be approximately $3.8 million in 2002 and $3.6 million in 2003.

      The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its business.

      The Company currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

  Other

      The Company periodically evaluates its liquidity requirements, alternative uses of capital, capital needs and availability of resources in view of, among other things, its debt service and capital expenditure requirements and estimated future operating cash flows. As a result of this process, the Company in the past has sought, and in the future may seek, to reduce, refinance, repurchase or restructure indebtedness; raise additional capital; repurchase shares of its common stock; modify its dividend policy; restructure ownership interests; sell interests in subsidiaries or other assets; or take a combination of such steps or other steps to manage its liquidity and capital resources. In the normal course of its business, the Company may review opportunities for the acquisition, divestiture, joint venture or other business combinations in the chemicals or other industries, as well as the acquisition of interests in, and loans to, related companies. In the event of any acquisition or joint venture transaction, the Company may consider using available cash, issuing equity securities or increasing its indebtedness to the extent permitted by the agreements governing the Company's existing debt.

  Disclosure regarding forward-looking statements

      The statements contained in these Consolidated Financial Statements relating to matters that are not historical facts, including, but not limited to, statements found under the captions "Results of Operations" and "Liquidity and Capital Resources" above, are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "could," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium dioxide industry, global economic and political conditions, changes in global productive capacity, changes in customer inventory levels, changes in product pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires,


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explosions,   unscheduled  downtime,   transportation  interruptions,   war  and
terrorist  activities),   the  outcome  of  litigation,   and  other  risks  and
uncertainties.   Should  one  or  more  of  these  risks   materialize  (or  the
consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

LEGAL PROCEEDINGS

         The Company's Belgian subsidiary and various of its Belgian employees are the subject of an investigation by Belgian authorities relating to an accident resulting in two fatalities that occurred in its Langerbrugge, Belgium facility in October 2000. The initial stage of this investigation, which could ultimately result in civil and criminal sanctions against the Company, has been completed. It is anticipated that this matter will continue in the investigative phase until the end of 2002 or early 2003. The Company is also involved in various other claims and disputes incidental to its business. While the resolution of the matters described in this paragraph cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on its financial position, results of operations or liquidity.


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